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                                                                    Exhibit 23.1


                              ACCOUNTANTS' CONSENT


The Board of Directors
Fritz Companies, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Fritz Companies, Inc. of our report dated July 31, 1996, relating to the consolidated balance sheets of Fritz Companies, Inc. and subsidiaries as of May 31, 1996 and 1995, and the related statement of operations, stockholders' equity, and cash flows for the year ended May 31, 1996, the five month period ended May 31, 1995, and for each of the years in the two-year period ended December 31, 1994, and the related schedule, which report appears in the May 31, 1996 annual report on Form 10-K of Fritz Companies, Inc.

/s/ KPMG Peat Marwick LLP

San Francisco, California
November 11, 1996






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